Exhibit 5.1

December 21, 2004

PG&E Corporation
One Market Street
Spear Tower, Suite 2400
San Francisco, CA 94105

Re:       PG&E Corporation – Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, I, Chief Counsel, Corporate, for PG&E Corporation, a California corporation (the “Company”), am rendering this opinion in connection with the above-referenced Registration Statement (the “Registration Statement”) relating to the issuance and sale, from time to time, by the Company of its shares of Common Stock, no par value, having a maximum aggregate public offering price of up to $1,000,000,000 (the “Shares”).  The Shares may be sold from time to time by the Company as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and the supplements to the Prospectus (the “Prospectus Supplements”).

I, or members of the Company’s Law Department acting under my direction and under my supervision, have examined instruments, documents and records which I deemed relevant and necessary for the basis of my opinion hereinafter expressed.  In such examination, I have assumed the following:  (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to me as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates I have reviewed.

Based on such examination, I am of the opinion that when (i) the issuance of the Shares has been duly authorized by appropriate corporate action of the Company, and (ii) the certificates representing the Shares have been duly executed by the Company, countersigned, registered, sold and delivered in the manner and for the consideration approved by the Company’s Board of Directors and as stated in the registration Statement, the Prospectus and the applicable Prospectus Supplement and the applicable definitive purchase, underwriting or other sale agreement, then the Shares will be validly authorized, legally issued, fully paid and nonassessable.

I express no opinion as to matters of law in jurisdictions other than the State of California and federal law of the United States.

PG&E Corporation
December 21, 2004

I hereby consent to the filing of this opinion as to an exhibit to this Registration Statement and to the use of my name under the caption “Legal Matters” in the Prospectus.  In giving such consent, I do not consider that I am an “expert” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement or any Prospectus Supplement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ GARY P. ENCINAS

Gary P. Encinas

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